SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2009

SALARY.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-33312	04-3465241
(Commission file number)	(I.R.S. employer identification no.)

195 West Street, Waltham, Massachusetts 02451

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (781) 464-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Salary.com, Inc. (the “Company”) entered into a sublease agreement (the “Sublease”) with Nuance Communications, Inc. (the “Sublessor”) for approximately 36,288 square feet of office space at 160 Gould Street, Needham, Massachusetts 02494 (the “Subleased Premises”). The Sublease was executed on March 23, 2009, but was subject to obtaining the consent of the landlord, Teachers Insurance and Annuity Association of America (the “Master Lessor”). This consent (the “Consent”) was obtained and the Sublease became a definitive agreement of the Company on April 6, 2009. The Sublease is scheduled to commence May 1, 2009 and expire on January 30, 2011. The space will serve as the Company’s new corporate headquarters, which are currently located at 195 West Street, Waltham, MA 02451.

Under the terms of the Sublease, commencing September 1, 2009 the Company is obligated to pay in equal monthly installments a fixed rent at the annual rate of $653,184 for the period from September 1, 2009 through January 30, 2011 (“Fixed Rent”). In addition to the Fixed Rent, the Company is obligated to pay (i) electric charges for the Subleased Premises, which are estimated to be $54,432 per year, such amount is subject to future adjustments based on changes to the actual charges incurred by the Master Lessor; and (ii) a one-time charge of $9,000 in consideration of the Company’s purchase of certain of Sublessor’s furniture, fixture and equipment.

Pursuant to the terms of the Sublease, the Company will not be responsible for Sublessor’s obligations under the master lease by and between Master Lessor and Sublessor for the Subleased Premises (as amended, the “Master Lease”) with respect to operating expenses, real estate taxes or additional electric charges (except as stated above), however the Company shall be responsible for certain utility expenses, standard indemnification of Sublessor, and maintaining specified levels of insurance, in addition to being subject to the terms of the Consent and certain terms of the Master Lease.

Pursuant to the terms of the Sublease, upon the execution and delivery of the Sublease, the Company is required to deliver to the Sublessor a payment of (i) $54,432, which shall be applied to the first monthly installment of Fixed Rent, and (ii) on or before the commencement date of the Sublease, a security deposit in the form of cash or a letter of credit in the amount of $163,296.

There are no material relationships among the Company and the Sublessor or any of their respective affiliates, other than with respect to the Sublease and related ancillary agreements. The foregoing is a summary of the terms of the Sublease and does not purport to be complete and is qualified in its entirety by reference to the full text of the Sublease, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers:

(e) As previously reported on a Form 8-K filed on January 8, 2009, William H. Coleman’s employment with the Company was terminated in connection with the Company’s workforce reduction as described therein. In connection with Mr. Coleman’s departure, on April 7, 2009, Salary.com, Inc. entered into a Separation Agreement and Release with Mr. Coleman. Under the agreement, Mr. Coleman will receive $92,500 in severance benefits, which will be paid in equal bi-monthly installments corresponding to the Company’s regular pay periods, over a period of 24 weeks commencing on the completion of the 7-day revocation period afforded to Mr. Coleman following the execution of the agreement. In addition, Salary.com accelerated the vesting on 26,303 shares of restricted common stock and 37,475 unvested options held by Mr. Coleman.

The foregoing summary of Mr. Coleman’s severance benefits is qualified in its entirety by reference to the full text of the Separation Agreement and Release dated April 7, 2009 between Salary.com and Mr. Coleman, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Separation Agreement and Release dated as of April 7, 2009, by and between Salary.com, Inc. and William H. Coleman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALARY.COM, INC.

Date: April 13, 2009	By:	/s/ Bryce Chicoyne
Bryce Chicoyne
Senior Vice President, Chief
Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement and Release dated as of April 7, 2009, by and between Salary.com, Inc. and William H. Coleman*

*	Compensatory plan or arrangement

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